SCHEDULE 14A

(RULE 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Solar Senior Capital Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

**** IMPORTANT REMINDER ****

**** TIME IS SHORT ****

Dear Fellow Stockholder:

Our Annual Meeting of Stockholders is to be held on June 7, 2016 and there is not much time left for our stockholders to vote their shares. You are receiving this reminder letter because your votes were not yet processed at the time this letter was mailed.

Because of the voting requirements needed to pass the proposals, we strongly encourage you to submit your vote TODAY.

You can submit your vote by mail or, for your convenience, you have the ability to vote over the Internet or by telephone, and we are asking you to do so now to save Solar Senior Capital Ltd. further expense and to ensure that your vote is counted. Instructions on how to vote over the telephone or Internet are enclosed in this package.

Your shares cannot be represented at the Annual Meeting with respect to any matters to be voted upon unless you either sign and return the enclosed voting form, or vote by telephone or over the Internet.

If you sign and return the enclosed form without indicating a different choice, your shares will be voted “FOR” the election of the named nominee for director and “FOR” the proposal to authorize the sale of shares of common stock at below net asset value per share.

**** PLEASE VOTE TODAY ****

Thank you for your investment in Solar Senior Capital Ltd. and for voting your shares. If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at 1-800-573-4802.

Sincerely yours,

Michael S. Gross
Chairman, Chief Executive Officer and President